As filed with the Securities and Exchange Commission on
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                            Triton PCS Holdings, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                                          23-2974475
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                          Identification No.)

        1100 Cassett Road                                        19312
       Berwyn, Pennsylvania                                   (Zip Code)
(Address of Principal Executive Offices)

                          -----------------------------
                            TRITON PCS HOLDINGS, INC.
                          1999 STOCK AND INCENTIVE PLAN
                              (Full title of plan)
                          -----------------------------

                          DOW, LOHNES & ALBERTSON, PLLC
                                     Counsel
                         1200 New Hampshire Avenue, N.W.
                                    Suite 800
                             Washington, D.C. 20036
                     (Name and address of agent for service)
                              --------------------
                     Telephone number of agent for service:
                                 (202) 776-2000
                              --------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================
                                      Proposed            Proposed
Title of                              Maximum             Maximum
Security          Amount              Aggregate           Aggregate         Amount of
Being             Being               Offering Price      Offering          Registration
Registered        Registered (*)      Per Share (**)      Price             Fee
========================================================================================
Class A Common
Stock, $0.01
Par Value Per
Share             3,454,495            $41.1875            $142,282,012.80   $37,562.45
========================================================================================

 (*) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares which may be offered and issued in accordance with the Plan terms to prevent dilution from stock splits, stock dividends or similar transactions.

(**) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing information specified in the instructions to
Part I of Form S-8 will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3.  Incorporation of Certain Documents by Reference.

         Triton PCS Holdings, Inc. (the "Company") hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:

         (1) The Company's prospectus (File No. 333-85149) filed pursuant to Rule 424(b) of the Securities Act of 1933;

         (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998;

         (3) The description of the Company's Class A Common Stock contained in the Company's most recent Exchange Act registration statement on Form 8-A, effective September 23, 1999 (SEC File No. 001-15325), including any amendment thereto or report filed for the purpose of updating such description; and

         (4) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         Item 4.  Description of Securities.

         Not applicable.

         Item 5.  Interests of Named Experts and Counsel.

         As of the date of this registration statement, members of Dow, Lohnes & Albertson, PLLC and an investment partnership composed of current members of and persons associated with Dow, Lohnes & Alberston, PLLC beneficially own an aggregate of 22,300 shares of common stock.

         Item 6.  Indemnification of Directors and Officers.

         The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The second restated certificate of incorporation limits the liability of Triton's directors to Triton or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the directors of Triton will not be personably liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Triton or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of dividend or unlawful stock purchase or redemption by a corporation) or (iv) for any transaction from which a director derived an improper personal benefit. The inclusion of this provision in the second restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful might otherwise have benefited Triton and its stockholders. Under the applicable provisions of the Delaware General Corporation Law, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The second restated certificate of incorporation gives Triton the power to indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

     Triton has entered into indemnification agreements with each of its directors which generally provide for indemnification of the director to the fullest extent provided by law. In addition, Triton has purchased directors' and officers' liability insurance coverage for its directors and certain of its officers in amounts customary for similarly situated companies.

         Item 7.  Exemption from Registration Claimed.

         Not Applicable.

         Item 8.  Exhibits.

                                  EXHIBIT INDEX

Exhibit No.    Exhibit                                           Page No.
-----------    -------                                           --------

5              Opinion of Dow, Lohnes & Albertson, PLLC               6

23.1           Consent of  PricewaterhouseCoopers LLP                 8

23.2           Consent of Arthur  Andersen LLP                        9

               Consent  of  Dow, Lohnes & Albertson, PLLC             6
               (contained in their opinion in Exhibit 5)

         Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's

Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Berwyn, Commonwealth of Pennsylvania on the 21st day of December, 1999.

                                                 TRITON PCS HOLDINGS,  INC.

                                              /S/ Michael Kalogris
                                         By:  ----------------------------------
                                                       Michael Kalogris
                                                 Chief Executive Officer and
                                              Chairman of the Board of Directors


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Capacity                       Date
---------                       --------                       ----

/s/ Michael Kalogris            Chief Executive Officer and    December 21, 1999
----------------------------    Chairman of the Board of
Michael Kalogris                Directors (Principal
                                (Executive Officer)


/s/ Steven Skinner              President, Chief Operating     December 21, 1999
----------------------------    Officer and Director
Steven Skinner


/s/ David D. Clark              Senior Vice President,         December 21, 1999
---------------------------     Chief Financial Officer
David D. Clark                  and Secretary (Principal
                                Financial Officer)


/s/ William A. Robinson         Vice President and Controller  December 21, 1999
----------------------------    (Principal Accounting
William A. Robinson             Officer)


/s/ Scott Anderson              Director                       December 21, 1999
---------------------------
Scott Anderson


/s/ John Beletic                Director                       December 21, 1999
---------------------------
John Beletic


/s/ Arnold Chavkin              Director                       December 21, 1999
---------------------------
Arnold Chavkin


/s/ Mary Hawkins-Key            Director                       December 22, 1999
---------------------------
Mary Hawkins-Key


/s/ John Watkins                Director                       December 21, 1999
---------------------------
John Watkins